Exhibit 99.1

The First Bancshares, Inc. Reports 3rd Quarter 2011 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--November 7, 2011--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended September 30, 2011. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be November 9, 2011 with a payable date of November 25, 2011.

Net income available to common stockholders for the three months ended September 30, 2011 amounted to $660,000, or $.21 per diluted share, compared to $547,000, or $.18 per diluted share for the same quarter in 2010, an increase of $113,000 or 20.7%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “The closing of the acquisition of eight branches from Whitney National Bank, seven on the Mississippi gulf coast and one in Louisiana was a historic moment in the growth of our company. This acquisition significantly improves our market share and more than doubles our customer base in south Mississippi. This acquisition also established a new market for our bank in neighboring Louisiana. I am very proud of the performance of our staff. Their hard work, extra effort, and team attitude made the conversion process very successful.”

The following are key highlights for the nine months ended September 30, 2011:

  Completed acquisition of eight (8) branches from Whitney National Bank and Hancock Bank of Louisiana on September 16, 2011
  Acquired branches consisted of $46.1 million in loans, $7.5 million in personal and real property and $179.2 million in deposits
  Loans, net of unearned increased $56.8 million or 17.1% to $389.4 million for the nine months ended September 30, 2011
  Deposits increased $205.5 million or 51.8% to $601.9 million for the nine months ended September 30, 2011
  Annualized return on average assets increased to .44% during the quarter from .43% at June 30, 2011
  Annualized return on average equity increased to 4.45% during the quarter from 4.01% at June 30, 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended September 30, 2011, was $4.7 million, a $506,000 increase compared to the third quarter of 2010. This improvement was a result of higher loan volume as well as continued decreases in overall funding costs.

Non-interest income increased for the third quarter of 2011 to $1,088,000 as compared to $1,054,000 for the third quarter of 2010. An increase in fee income and a smaller impairment loss on our securities portfolio attributed to this increase.

Non-Interest Expense

Non-interest expense increased for the third quarter of 2011 to $4,479,000 as compared to $4,025,000 for the third quarter of 2010. This reflects an increase of 11.3% in non-interest expense mainly related to costs associated with the acquisition of the eight Whitney branches.

Total Assets, Net Loans and Deposits

Total assets increased $168.7 million or 31.2% between June 30, 2011, and September 30, 2011. Deposits increased $168.2 million or 38.8% over the same period. Total loans, net of unearned interest, increased $42.8 million or 12.3% between June 30, 2011, and September 30, 2011.

At September 30, 2011, The First Bancshares, Inc. reported total loans of $389.4 million, total assets of $709.9 million, total deposits of $601.9 million and stockholders’ equity of $59.6 million. Return on average assets was .44% and return on average equity was 4.45% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website, www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2011	2010	2011	2010

Interest income	$5,999	$5,849	$17,673	$17,677
Interest expense	1,267	1,623	4,179	5,582
Net interest income	4,732	4,226	13,494	12,095
Provision for loan losses	230	372	883	754
Net interest income after provision for loan losses	4,502	3,854	12,611	11,341
Non-interest income	1,088	1,054	3,027	2,881
Non-interest expense	4,479	4,025	13,296	11,618
Income before income taxes	1,111	883	2,342	2,604
Income taxes	365	261	425	797
Net income	746	622	1,917	1,807
Preferred Dividends	86	61	257	186
Preferred Stock Accretion	-	14	-	42
Net income applicable to Common Stock	660	547	1,660	1,579

Earnings per share applicable to common stockholders
Basic	$.22	$.18	$.54	$.52
Diluted	.21	.18	.54	.52
Dividends per share	.0375	.05	.1125	.15

	Sept. 30,	December 31,	Sept. 30,
	2011	2010	2010

Total assets	709,920	503,045	504,749
Cash and due from banks	133,803	24,894	28,650
Federal funds sold	485	9,083	11,557
Investment securities	133,462	104,537	94,557
Loans, net of unearned interest	389,386	332,573	336,077
Allowance for loan losses as % of net loans	1.10%	1.39%	1.36%
Loans past due 90 days and still accruing	391	1,071	159
Non-accrual loans	4,139	4,212	4,443
Non-accrual securities	1,950	1,950	1,950
Other real estate owned	4,565	3,995	4,552
Total nonperforming assets	11,045	11,228	11,104
Deposits-interest bearing	495,152	348,167	349,980
Deposits non-interest bearing	106,790	48,312	47,686
Total deposits	601,942	396,479	397,666
Borrowed funds	27,051	30,107	30,625
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	59,570	57,099	57,160
Book value (per share)	$13.84	$13.18	$13.26
Total shares outstanding	3,066,072	3,032,222	3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998